SEC File No.   333-146052

Cusip No. 60456P107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

--------------------

FORM 12b-25

NOTIFICATION OF LATE FILING

     (Check One):  |_|  Form 10-K  |_|  Form 20-F  |_|  Form 11-K  |X|  Form 10Q

                   |_|  Form 10-D  |_|  Form N-SAR |_|  Form N-CSR

For Period Ended: March 31, 2012

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

---------------------------------------------------------------------------------------

PART I  --  REGISTRANT INFORMATION

Full Name of Registrant:  MIP Solutions, Inc.

Former Name if Applicable:  not applicable

Address of Principal Executive Offices (Street and Number):

3773 W. 5th St. Ste. 301

Post Falls, ID 83854

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

           (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; or,

| |             the subject quarterly report or transition report on Form

                10-Q, or subject distribution report on Form 10-D, or

                portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,

10-QSB, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Management, auditors and counsel are completing review of the company’s quarterly report on Form 10-Q.  The company anticipates filing on or before the prescribed due date.

PART IV -- OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

          Gregory M. Wilson            509            991-8575

              (Name)               (Area Code)   (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940

during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

|X| Yes |_| No

(3)      Is it anticipated that any significant change in results of operations from the  corresponding  period  for  the  last  fiscal  year  will be reflected  by the earnings statements to be included in the subject report or portion thereof?

|_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

---------------------------------------------------------------------------------------

                               MIP Solutions, Inc.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 2012                      By:      /s/ Jeffery Lamberson

                                                 -------------------------------

                                                 Jeffery Lamberson, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

---------------------------------------------------------------------------------------

                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal

                   Criminal Violations (See 18 U.S.C. 1001).

---------------------------------------------------------------------------------------